Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center 367 S. Gulph Road P.O. Box 61558 King of Prussia, PA 19406 (610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT: Charles Boyle Chief Financial Officer (610) 768-3300	February 27, 2013

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2012 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Consolidated Results of Operations, Three-Month Periods Ended December 31, 2012 and 2011:

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended December 31, 2012, reported net income was $4.5 million, or $.36 per diluted share, as compared to $62.6 million, or $4.95 per diluted share, during the same quarter of 2011.

After adjusting the reported results for the three-month periods ended December 31, 2012 and 2011 for the net impact of the items mentioned below, and as reflected on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our adjusted net income was $3.4 million, or $.27 per diluted share during the fourth quarter of 2012, as compared to $3.5 million, or $.28 per diluted share, during the fourth quarter of 2011.

As calculated on the attached Supplemental Schedule, our adjusted funds from operations (“AFFO”) increased $494,000, or 6%, to $8.8 million, or $.70 per diluted share, during the fourth quarter of 2012, as compared to $8.4 million, or $.66 per diluted share, during the fourth quarter of 2011.

As reflected on the attached Supplemental Schedule, our reported results for the three-month periods ended December 31, 2012 and 2011 included items such as net gains on various divestitures (recorded during each of the fourth quarters of 2012 and 2011), net gains recorded on fair-value recognition resulting from the purchase of the third-party minority ownership interests in various majority-owned limited liability companies (recorded during the fourth quarter of 2011), a provision for asset impairment (recorded during the fourth quarter of 2011) and transaction costs. After neutralizing the impact of these items in each quarter, our adjusted net income decreased $115,000, or $.01 per diluted share, during the fourth quarter of 2012 as compared to the comparable quarter of 2011. The decrease in adjusted net income was primarily attributable to an increase of $1.2 million in depreciation and amortization expense incurred during the fourth quarter of 2012, as compared to the fourth quarter of 2011, resulting from the fair-value recognition of the assets and liabilities related to eleven limited liability companies (“LLCs”), as discussed below in Consolidation of LLCs, partially offset by $1.1 million of other combined net favorable changes. Included in the $1.1 million of other combined net favorable changes was increased income generated at a number of our properties, the income generated at the properties acquired during 2012 (as discussed below) and December, 2011, partially offset by increased interest expense incurred on the additional debt financing related to the acquisitions completed during 2012 and December, 2011.

Our AFFO increased $494,000, or 6%, during the fourth quarter of 2012, as compared to the comparable quarter of 2011. The increase was attributable to a $609,000 increase in the add-back of depreciation and amortization expense, which more than offset the $115,000 decrease in adjusted net income, as discussed above. The increase in the depreciation and amortization expense during the fourth quarter of 2012, as compared to the comparable quarter of 2011, resulted primarily from the above-mentioned fair-value recognition of the assets and liabilities related to eleven LLCs of which we purchased the third-party minority ownership interests during the fourth quarter of 2011, partially offset by decreased depreciation and amortization resulting from the divestitures, during the fourth quarter of 2011, of medical office buildings (“MOBs”) by various LLCs in which we formerly owned noncontrolling, majority ownership interests.

“During 2011 and 2012, in addition to purchasing the minority ownership interests in eleven LLCs that own MOBs located in Nevada, Arizona, Texas and Washington, we completed numerous acquisitions and divestitures”, said Alan B. Miller, Chief Executive Officer and President. “As part of these transactions, we acquired five MOBs and a medical clinic located in Texas, Georgia and Washington. We believe these transactions have further strengthened and diversified our portfolio of high-quality properties while providing a solid foundation for continued growth”.

Consolidated Results of Operations, Twelve-Month Periods Ended December 31, 2012 and 2011:

For the twelve-month period ended December 31, 2012, reported net income was $19.5 million, or $1.54 per diluted share, as compared to $73.8 million, or $5.83 per diluted share, during the twelve-month period ended December 31, 2011.

After adjusting the reported results for the twelve-month periods ended December 31, 2012 and 2011 for the net impact of the items mentioned above, and as reflected on the attached Supplemental Schedule, our adjusted net income was $11.6 million, or $.92 per diluted share during 2012, as compared to $15.3 million, or $1.21 per diluted share, during 2011.

As calculated on the Supplemental Schedule, our AFFO increased approximately $2.0 million, or 6%, to $35.0 million, or $2.76 per diluted share, during the twelve-months ended December 31, 2012, as compared to $33.0 million, or $2.61 per diluted share, during the comparable twelve-month period of 2011.

After neutralizing the impact of the various items incurred during the twelve-month periods of each year, as reflected on the attached Supplemental Schedule, our adjusted net income decreased approximately $3.6 million, or $.29 per diluted share, during the twelve-month period ended December 31, 2012 as compared to the comparable period of 2011. The decrease was primarily attributable to: (i) a decrease of $6.6 million resulting from the increased depreciation and amortization expense incurred during 2012 resulting from the fair-value recognition of the assets and liabilities related to eleven LLCs, as discussed below in Consolidation of LLCs; (ii) an increase of approximately $2.2 million from the increased income (before interest expense) generated during 2012 at five MOBs/clinic acquired at various times during 2011 and the first quarter of 2012; (iii) a decrease of approximately $2.1 million resulting from an increase in interest expense due primarily to the interest expense incurred on the debt financing related to the above-mentioned MOBs/clinic acquired at various times during 2011 and the first quarter of 2012 as well as an increase in average effective borrowing rate pursuant to our revolving credit facility (note: this increase in interest expense excludes an approximately $3.2 million increase in interest expense recorded during 2012 resulting from the consolidation of the previously unconsolidated LLCs of which we purchased the third-party minority ownership interests, as discussed below in Consolidation of LLCs), and; (iv) an increase of approximately $2.9 million in other combined net favorable changes resulting primarily from increased income generated at a number of our properties.

The increase of approximately $2.0 million, or 6%, in our AFFO during 2012, as compared to 2011, was attributable to a $5.6 million increase in the add-back of depreciation and amortization expense, which more than offset the $3.6 million decrease in adjusted net income, as discussed above. The increase in the depreciation and amortization expense during 2012 resulted primarily from the above-mentioned fair-value recognition of the assets and liabilities related to eleven LLCs, partially offset by decreased depreciation and amortization resulting from the above-mentioned divestitures during the fourth quarter of 2011.

Dividend Information:

The fourth quarter dividend of $.62 per share was paid on December 31, 2012.

Capital Resources Information:

At December 31, 2012, we had $81.8 million of borrowings outstanding under our $150 million revolving credit agreement and $54.9 million of available borrowing capacity, net of outstanding borrowings and letters of credit.

We filed a Registration Statement with the Securities and Exchange Commission which became effective in November 2012, under which we can offer up to $50 million of our securities pursuant to supplemental prospectuses which we may file from time to time. No offering will be made except pursuant to such supplemental prospectuses.

Acquisition, Divestiture and Construction Activity:

During 2012, we completed the following transactions/agreement:

Acquisitions:

•

In December, 2012, we purchased the Northwest Texas Professional Office Tower, a multi-tenant medical office building consisting of approximately 72,000 rentable square feet, located in Amarillo, Texas. The property was purchased for approximately $9.6 million.

•

In January, 2012, we purchased, as part of a planned, like-kind exchange transaction pursuant to Section 1031 of the Internal Revenue Code, the PeaceHealth Medical Clinic, a single-tenant medical office building consisting of approximately 99,000 rentable square feet, located in Bellingham, Washington. The property was purchased for approximately $30.4 million, including the assumption of approximately $22.4 million of third-party financing.

Divestitures:

•

In October, 2012, 575 Hardy Investors, an LLC in which we owned a 90% non-controlling ownership interest, completed the divestiture of the Centinela Medical Building Complex located in Inglewood, California. Including the repayment to us of a previously provided $8.0 million member loan, the divestiture by this LLC generated approximately $12.2 million of cash proceeds to us, net of closing costs and the minority members’ share of the proceeds. This divestiture resulted in a $1.1 million gain, which is included in our financial results during the fourth quarter of 2012.

•

In February, 2012, Canyon Healthcare Properties, an LLC in which we owned a 95% non-controlling ownership interest, completed the divestiture of the Canyon Springs Medical Plaza. The divestiture by this LLC generated approximately $8.1 million of cash proceeds to us, net of the buyer’s assumption of the property’s third-party mortgage, closing costs and the minority members’ share of the proceeds. This divestiture resulted in a gain of $7.4 million which is included in our financial results during 2012 (recorded during the first quarter of 2012).

Construction activity:

•

During the third quarter of 2012, we entered into an agreement whereby we will own a 95% non-controlling ownership interest in a limited partnership, which will build and own a newly constructed MOB, consisting of approximately 30,000 rentable square feet, located in Forney, Texas. This MOB is expected to be completed and opened late in the first quarter of 2013.

Consolidation of LLCs:

As mentioned above, in December, 2011, we purchased the third-party minority ownership interests in eleven LLCs of which we previously held non-controlling, majority ownership interests ranging from 85% to 99%. As a result, we now own 100% of each of these entities and began recording their operating results in our financial statements on a consolidated basis. Prior to December, 2011, the operating results of these LLCs were included in our financial statements on an unconsolidated basis under the equity method of accounting. Other than no longer providing for the third-party’s share of the operating results of these entities, there was no material impact to our net income as a result of the consolidation of these entities.

Reflected below are the aggregate operating results for these entities for the three and twelve-month periods ended December 31, 2012 (amounts in thousands). Our consolidated operating results during the three and twelve-month periods ended December 31, 2011 included, on a consolidated basis, a partial month of revenues and expenses associated with the above-mentioned LLCs since the purchase of the third-party minority ownership interest in each occurred in December, 2011. Included our consolidated depreciation and amortization expense for the three and twelve-month periods ended December 31, 2012, was approximately $1.6 million and $7.0 million, respectively, of additional expense resulting from the fair-value recognition of the assets and liabilities related to these LLCs at the time of our purchase of the third-party minority ownership interests.

	Three months ended	Twelve months ended
	December 31, 2012	December 31, 2012
Revenues:
Base rental - UHS facilities	$480	$1,924
Base rental - Non-related parties	3,070	11,988
Tenant reimbursements and other - Non-related Parties	984	4,084
Tenant reimbursements and other - UHS facilities	93	351

	4,627	18,347

Expenses:
Depreciation and amortization	2,557	10,861
Other operating expenses	1,817	7,403

	4,374	18,264

Income before interest expense	253	83
Interest expense, net	(832)	(3,344)

Net loss	($579)	($3,261)

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have investments in fifty-four properties located in fifteen states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2011 and in Item 2-Forward-Looking Statements and Risk Factors in our Form 10-Q for the quarterly period ended September 30, 2012), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, and adjusted funds from operations (“AFFO”) and AFFO per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. AFFO was also computed for the three and twelve-month periods ended December 31, 2012 and 2011, as reflected on the Supplemental Schedules and discussed herein, since we believe it is helpful to our investors since it adjusts for the transaction costs related to acquisitions. FFO/AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO/AFFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO/AFFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2011 and our Report on Form 10-Q for the quarterly period ended September 30, 2012. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2012 and 2011

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Revenues:
Base rental - UHS facilities	$3,882	$3,362	$15,438	$13,150
Base rental - Non-related parties	6,948	3,665	27,213	10,392
Bonus rental - UHS facilities	1,033	974	4,142	4,191
Tenant reimbursements and other - Non-related parties	1,333	595	6,674	1,654
Tenant reimbursements and other - UHS facilities	127	62	483	107

	13,323	8,658	53,950	29,494

Expenses:
Depreciation and amortization	4,732	2,465	20,216	7,306
Advisory fees to UHS	525	532	2,119	2,008
Other operating expenses	3,331	1,907	14,575	5,581
Transaction costs	17	(72)	680	518
Provision for asset impairment	—	5,354	—	5,354

	8,605	10,186	37,590	20,767

Income (loss) before equity in income of unconsolidated limited liability companies (“LLCs”), interest expense and gains, net	4,718	(1,528)	16,360	8,727

Gain on fair-value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	—	28,576	—	28,576

Equity in income of unconsolidated LLCs	562	681	2,365	3,058
Gain on divestitures of property owned by an unconsolidated LLCs, net	1,145	35,835	8,520	35,835

Interest expense, net	(1,915)	(938)	(7,768)	(2,402)

Net income	$4,510	$62,626	$19,477	$73,794

Basic earnings per share	$0.36	$4.95	$1.54	$5.84

Diluted earnings per share	$0.36	$4.95	$1.54	$5.83

Weighted average number of shares outstanding - Basic	12,668	12,650	12,661	12,644
Weighted average number of share equivalents	12	3	8	5

Weighted average number of shares and equivalents outstanding - Diluted	12,680	12,653	12,669	12,649

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the three months ended December 31, 2012 and 2011

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three months ended		Three months ended
	December 31, 2012		December 31, 2011
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share

Net income	$4,510	$0.36	$62,626	$4.95
Adjustments:
Less: Gain on fair-value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	—	—	(28,576)	(2.26)
Less: Gain on divestitures of properties owned by unconsolidated LLCs, net	(1,145)	(0.09)	(35,835)	(2.83)
Plus: Provision for asset impairment	—	—	5,354	0.42
Transaction costs	17	0.00	(72)	—

Subtotal adjustments to net income	(1,128)	(0.09)	(59,129)	(4.67)

Adjusted net income	$3,382	$0.27	$3,497	$0.28

Calculation of Adjusted Funds From Operations (“AFFO”)

	Three months ended		Three months ended
	December 31, 2012		December 31, 2011
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share

Net income	$4,510	$0.36	$62,626	$4.95
Plus: Depreciation and amortization expense:
Consolidated investments	4,676	0.37	2,434	0.19
Unconsolidated affiliates	786	0.06	2,419	0.19
Provision for asset impairment	—	—	5,354	0.42
Less: Gains, net of related transaction costs
On fair-value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	—	—	(28,576)	(2.26)
On divestitures of properties owned by unconsolidated LLCs, net	(1,145)	(0.09)	(35,835)	(2.83)

Funds From Operations (“FFO”)	8,827	0.70	8,422	0.66
Transaction costs	17	—	(72)	—

AFFO	$8,844	$0.70	$8,350	$0.66

Dividend paid per share		$0.620		$0.610

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the twelve months ended December 31, 2012 and 2011

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Twelve months ended		Twelve months ended
	December 31, 2012		December 31, 2011
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share

Net income	$19,477	$1.54	$73,794	$5.83
Adjustments:
Less: Gain on fair-value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	—	—	(28,576)	(2.26)
Less: Gain on divestitures of properties owned by unconsolidated LLCs, net	(8,520)	(0.67)	(35,835)	(2.83)
Plus: Provision for asset impairment	—	—	5,354	0.42
Transaction costs	680	0.05	518	0.04

Subtotal adjustments to net income	(7,840)	(0.62)	(58,539)	(4.62)

Adjusted net income	$11,637	$0.92	$15,255	$1.21

Calculation of Adjusted Funds From Operations (“AFFO”)

	Twelve months ended		Twelve months ended
	December 31, 2012		December 31, 2011
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share

Net income	$19,477	$1.54	$73,794	$5.83
Plus: Depreciation and amortization expense:
Consolidated investments	20,030	1.58	7,173	0.57
Unconsolidated affiliates	3,293	0.26	10,558	0.84
Provision for asset impairment	—	—	5,354	0.42
Less: Gains, net of related transaction costs
On fair-value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	—	—	(28,576)	(2.26)
On divestitures of properties owned by unconsolidated LLCs, net	(8,520)	(0.67)	(35,835)	(2.83)

FFO	34,280	2.71	32,468	2.57
Plus: Transaction costs	680	0.05	518	0.04

AFFO	$34,960	$2.76	$32,986	$2.61

Dividend paid per share		$2.460		$2.425

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	December 31,	December 31,
	2012	2011
Assets:

Real Estate Investments:
Buildings and improvements	$374,416	$338,648
Accumulated depreciation	(87,088)	(74,865)

	287,328	263,783
Land	27,058	24,850

Net Real Estate Investments	314,386	288,633

Investments in and advances to limited liability companies (“LLCs”)	28,636	33,057

Other Assets:
Cash and cash equivalents	3,048	11,649
Base and bonus rent receivable from UHS	2,041	1,982
Rent receivable - other	2,783	2,056
Intangible assets (net of accumulated amortization of $8.2 million and $1.2 million at December 31, 2012 and December 31, 2011, respectively)	26,293	28,081
Deferred charges, goodwill and other assets, net	5,851	5,471

Total Assets	$383,038	$370,929

Liabilities:

Line of credit borrowings	$81,750	$77,150
Mortgage and other notes payable, non-recourse to us (including net debt premium of $1.3 million and $1.1 million at December 31, 2012 and December 31, 2011, respectively)	116,186	97,686
Accrued interest	539	473
Accrued expenses and other liabilities	4,920	4,984
Tenant reserves, escrows, deposits and prepaid rents	1,898	1,691

Total Liabilities	205,293	181,984

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2012 - 12,688,998 2011 -12,666,824	127	127
Capital in excess of par value	214,094	213,566
Cumulative net income	466,875	447,398
Cumulative dividends	(503,425)	(472,230)

Total Universal Health Realty Income Trust Shareholders’ Equity	177,671	188,861
Non-controlling equity interest	74	84

Total Equity	177,745	188,945

Total Liabilities and Equity	$383,038	$370,929